Exhibit 99.1

Brookline Bancorp Announces 2009 Fourth Quarter and Annual Earnings and Dividend Declaration

BROOKLINE, Mass.--(BUSINESS WIRE)--January 21, 2010--Brookline Bancorp, Inc. (the “Company”) (NASDAQ: BRKL) announced today its earnings for the 2009 fourth quarter and year and approval by its Board of Directors of a regular quarterly dividend of $0.085 per share payable February 18, 2010 to stockholders of record on February 1, 2010.

The Company earned $5,836,000, or $0.10 per share on a basic and diluted basis, for the quarter ended December 31, 2009 compared to $4,730,000, or $0.08 per share on a basic and diluted basis, for the quarter ended December 31, 2008. Net income for the year ended December 31, 2009 was $19,200,000, or $0.33 per share on a basic and diluted basis, compared to $12,850,000, or $0.22 per share on a basic and diluted basis, for the year ended December 31, 2008. Operating highlights included:

  Improvement in net interest margin in both the 2009 fourth quarter and year
  $305.8 million (23.0%) of deposit growth (excluding brokered deposits) in 2009, $105.1 million of which occurred in the fourth quarter
  Reduced provisions for credit losses in both the 2009 fourth quarter and year
  Non-performing assets of $7.7 million, or 0.29% of total assets at December 31, 2009 compared to $9.3 million (0.35%) at September 30, 2009
  Receipt of $1,614,000 of income in the 2009 second quarter resulting from full payment of a loan on which there was unaccreted discount
  No dividend income on Federal Home Loan Bank of Boston (“FHLB”) stock in 2009 compared to $1,221,000 in 2008
  An increase in FDIC insurance expense in both the 2009 fourth quarter and year of $201,000 and $2,397,000, respectively. A special assessment of $1,102,000 was charged to expense in the second quarter.
  Gains primarily from the sale of mortgage-backed securities of $1,046,000 in the 2009 fourth quarter and $1,985,000 in the 2009 year. On an after-tax basis, the gains substantially offset penalties from prepayment of borrowings from the FHLB which amounted to $1,178,000 in the 2009 fourth quarter and $2,292,000 in the 2009 year. The transactions were done to improve net interest margin and reduce the Company’s interest rate risk exposure. The sale of securities in 2008 resulted in a loss of $214,000.
  Recognition of impairment losses on securities, net of non-credit losses, in the years 2009 and 2008 of $744,000 and $2,635,000, respectively.

Excluding the $1,614,000 of income referred to above, net interest income was higher in the 2009 fourth quarter and year than in the comparable 2008 periods by 12.4% and 12.1%, respectively, due to loan and deposit growth and improvement in net interest margin. The average balance of loans grew $149 million (7.5%) in 2009 compared to 2008, most of which was in commercial real estate loans ($59 million or 14.0%), multi-family mortgage loans ($52 million or 16.5%), residential mortgage loans ($23 million or 7.2%) and commercial loans ($13 million or 11.7%); indirect automobile (“auto”) loans declined $26 million (4.2%). The average balance of loans, other than auto loans, grew $19 million in the 2009 fourth quarter compared to the 2009 third quarter; auto loans declined $16 million. Much of the deposit growth mentioned above was used to pay off higher cost borrowed funds and brokered deposits.

Net interest margin improved to 3.55% in the 2009 fourth quarter from 3.39% in the 2009 third quarter and 3.16% in the 2009 second quarter (excluding the $1,614,000 of income previously mentioned). In those same periods, interest rate spread improved to 3.12% from 2.90% and 2.60% (excluding the $1,614,000 of income), respectively. The improvements resulted from more rapid declines in rates paid on deposits and borrowed funds than in yields on interest-earning assets. While net interest margin and interest rate spread are expected to continue to improve in the near term, an unexpected rapid rise in interest rates and changes in economic conditions could have a negative effect on those ratios in the future.

As a member of the FHLB, the Company is obliged to own stock in the FHLB based on its level of borrowings from the FHLB. At December 31, 2009, the Company owned $36.0 million of FHLB stock, $15.3 million of which was in excess of its required level of ownership. Due to reported losses, the FHLB has restricted redemption of excess levels of stock ownership and ceased the payment of dividends on its stock. The Company does not expect to receive any dividend income from the FHLB in 2010.

The provision for credit losses was $2,630,000 in the 2009 fourth quarter compared to $3,433,000 in the 2008 fourth quarter and $9,780,000 in the 2009 year compared to $11,289,000 in the 2008 year. The provision is comprised of amounts relating to the auto portfolio, the equipment finance and small business loan portfolio of a subsidiary (“Eastern”), the remainder of the Company’s loan portfolio, and unfunded credit commitments.

The auto loan portfolio amounted to $541.0 million at December 31, 2009 compared to $566.9 million at September 30, 2009 and $597.2 million at December 31, 2008. The reduction in auto loans resulted from lower loan originations as the auto industry experienced lower sales and lenders affiliated with auto manufacturers offered loan terms at low rates which the Company chose not to match. Underwriting continued to be conservative as only 2.0% of loans originated in the 2009 fourth quarter and 2.5% of the $202.6 million of loans originated in 2009 were to borrowers with credit scores below 660. The average credit score of the borrowers to whom those loan originations were made was 757. Auto loans delinquent over 30 days amounted to $11.0 million, or 2.02% of loans outstanding at December 31, 2009, compared to $10.5 million (1.84%) at September 30, 2009 and $13.1 million (2.20%) at December 31, 2008.

Auto loan net charge-offs declined to $1,270,000 (0.92% of average loans outstanding on an annualized basis) in the 2009 fourth quarter from $1,348,000 (0.95%) in the 2009 third quarter and $1,863,000 (1.24%) in the 2008 fourth quarter. Net charge-offs in the 2009 and 2008 years were $5,708,000 (1.00%) and $6,671,000 (1.12%), respectively.

The provision for auto loan losses was $1,300,000 in the 2009 fourth quarter compared to $2,600,000 in the 2008 fourth quarter and $6,250,000 in the 2009 year compared to $8,946,000 in the 2008 year. The allowance for loan losses increased from $7,937,000, or 1.33% of loans outstanding at December 31, 2008, to $8,479,000 (1.57%) at December 31, 2009.

The provision for Eastern loan losses was $724,000 in the 2009 fourth quarter compared to $503,000 in the 2008 fourth quarter and $1,544,000 in the 2009 year compared to $1,143,000 in the 2008 year. Additionally, write-downs of assets acquired through repossession amounted to $47,000, $56,000, $476,000 and $198,000 in those respective periods. The annualized rate of net charge-offs, combined with write-downs of assets acquired, equaled 1.00% in the 2009 year compared to 0.83% in the 2008 year.

Eastern loans amounted to $165.7 million at December 31, 2009 compared to $154.1 million at September 30, 2009 and $147.4 million at December 31, 2008. Eastern loans delinquent over 30 days declined from $2,929,000 (1.99%) of loans outstanding at December 31, 2008 to $2,436,000 (1.58%) at September 30, 2009 and $2,335,000 (1.41%) at December 31, 2009. The total of Eastern loans on watch, restructured loans and non-accrual loans decreased from $8.0 million at December 31, 2008 to $6.3 million at December 31, 2009. The allowance for Eastern loan losses was $3,057,000, or 1.85% of loans outstanding at December 31, 2009, compared to $2,577,000 (1.75%) at December 31, 2008.

The remainder of the Company’s loan portfolio, which amounted to $1.442 billion at December 31, 2009, increased $10.1 million in the 2009 fourth quarter and $98.7 million in the 2009 year. Growth in 2009 of $64 million in commercial real estate loans (which brought the total of that portfolio to $525 million), as well as increases of $46 million in multi-family mortgage loans ($375 million in total), $16 million in commercial loans ($131 million in total) and $11 million in home equity and other consumer loans ($57 million in total), were partly offset by reductions of $26 million in residential mortgage loans ($336 million in total) and $12 million in construction loans ($18 million in total).

Loans on non-accrual in the portfolios mentioned in the preceding paragraph amounted to $4,131,000 at December 31, 2009 compared to $4,869,000 at September 30, 2009 and $2,950,000 at December 31, 2008; other loans on watch were $10.4 million, $9.7 million and $10.1 million at those respective dates. Additionally, $656,000 of residential mortgage loans were classified as restructured at December 31, 2009. The provisions for loan losses relating to the loans mentioned in the preceding paragraph were $606,000 in the 2009 fourth quarter compared to $330,000 in the 2008 fourth quarter and $1,986,000 in the 2009 year compared to $1,200,000 in the 2008 year. The provisions were based primarily on loan growth in the respective periods, assignment of specific reserves on certain loans and a $318,000 charge-off on one commercial real estate loan in the 2009 third quarter. No other loan charge-offs were experienced in the 2009 and 2008 periods other than inconsequential amounts of consumer loans.

The total allowance for loan losses was $31.1 million at December 31, 2009, or 1.44% of total loans outstanding at that date, compared to $30.1 million (1.39%) at September 30, 2009 and $28.3 million (1.34%) at December 31, 2008. Total non-performing assets were $7.7 million, or 0.29% of total assets at December 31, 2009, compared to $9.3 million (0.35%) at September 30, 2009 and $8.2 million (0.31%) at December 31, 2008.

The liability for unfunded credit commitments was reduced by $100,000 in the 2009 year and $304,000 in the 2008 year. The reductions were made to reflect management’s judgments that the risks associated with unfunded credit commitments had declined in those respective periods.

Total non-interest expenses in the 2009 fourth quarter were $297,000 less than the $11.0 million incurred in the 2008 fourth quarter; the $45.1 million incurred in the 2009 year was $2.2 million (5.2%) higher than the total incurred in year 2008. That increase was attributable to the $2.4 million increase in FDIC insurance expense, $1.1 million of which was a special assessment in the second quarter of 2009. Higher expenses for personnel, data processing services and professional fees were partially offset by reductions in expense for restricted stock awards and supplemental retirement benefits.

The effective rate of income taxes was 40.5% in the 2009 year and 39.1% in the 2008 year; the effective rates in the 2009 and 2008 fourth quarter were 40.2% and 28.4%, respectively. The lower rate in the 2008 fourth quarter was due primarily to a $488,000 benefit resulting from a federal tax law change in October 2008 that enabled treatment of the 2008 third quarter write-down of FNMA perpetual preferred stock as an ordinary loss and a $257,000 benefit resulting from adjustment of the temporary difference between book and tax depreciation of fixed assets.

The above text contains statements about future events that constitute forward-looking statements. Projections about future events are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations and competition.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Balance Sheets (In thousands except share data)

	December 31,	September 30,	December 31,
	2009	2009	2008
ASSETS
Cash and due from banks	$17,635	$16,048	$22,270
Short-term investments	48,886	93,842	99,082
Securities available for sale	293,023	272,933	292,339
Securities held to maturity (market value of $121, $146 and $171, respectively)	112	134	161
Restricted equity securities	36,335	36,335	36,335
Loans	2,164,295	2,169,427	2,105,551
Allowance for loan losses	(31,083)	(30,126)	(28,296)
Net loans	2,133,212	2,139,301	2,077,255
Accrued interest receivable	9,062	8,762	8,835
Bank premises and equipment, net	10,685	10,225	10,218
Deferred tax asset	10,178	10,249	13,328
Prepaid income taxes	-	-	193
Goodwill	43,241	43,241	43,241
Identified intangible assets, net of accumulated amortization
of $9,857, $9,485 and $8,369, respectively	3,095	3,467	4,583
Other assets	10,420	4,377	5,165
Total assets	$2,615,884	$2,638,914	$2,613,005

LIABILITIES AND EQUITY
Deposits (excluding brokered deposits)	$1,633,687	$1,528,630	$1,327,844
Brokered deposits	-	-	26,381
Borrowed funds	468,766	595,020	737,418
Mortgagors’ escrow accounts	5,938	6,147	5,655
Income taxes payable	1,115	1,475	-
Accrued expenses and other liabilities	16,955	18,208	20,040
Total liabilities	2,126,461	2,149,480	2,117,338
Equity:
Brookline Bancorp, Inc. stockholders’ equity:
Preferred stock, $0.01 par value; 50,000,000 shares authorized; none issued	-	-	-
Common stock, $0.01 par value; 200,000,000 shares authorized; 64,404,419
shares, 64,404,419 shares and 63,746,942 shares issued, respectively	644	644	637
Additional paid-in capital	523,736	523,298	518,712
Retained earnings, partially restricted	25,420	24,519	38,092
Accumulated other comprehensive income	2,201	3,802	1,385
Treasury stock, at cost - 5,373,733 shares	(62,107)	(62,107)	(62,107)
Unallocated common stock held by ESOP - 472,604 shares, 485,141 shares
and 522,761 shares, respectively	(2,577)	(2,645)	(2,850)
Total Brookline Bancorp, Inc. stockholders’ equity.	487,317	487,511	493,869
Noncontrolling interest in subsidiary	2,106	1,923	1,798
Total equity	489,423	489,434	495,667

Total liabilities and equity	$2,615,884	$2,638,914	$2,613,005

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Consolidated Statements of Income (In thousands except share data)

	Three months ended		Twelve months ended
	December 31,		December, 31
	2009	2008	2009	2008

Interest income:
Loans	$31,464	$32,452	$128,047	$125,993
Debt securities	2,141	3,151	10,590	13,689
Restricted equity securities	2	231	8	1,229
Short-term investments	31	585	328	2,556
Marketable equity securities	22	22	86	194
Total interest income	33,660	36,441	139,059	143,661

Interest expense:
Deposits (excluding brokered deposits)	6,532	8,773	30,592	39,445
Brokered deposits	-	362	425	2,208
Borrowed funds	4,522	7,188	22,739	27,277
Subordinated debt	-	-	-	65
Total interest expense	11,054	16,323	53,756	68,995

Net interest income	22,606	20,118	85,303	74,666
Provision for credit losses	2,630	3,433	9,780	11,289
Net interest income after provision for credit losses	19,976	16,685	75,523	63,377

Non-interest income:
Fees, charges and other income	969	1,022	3,807	4,097
Penalty from prepayment of borrowed funds	(1,178)	-	(2,292)	-
Gain (loss) on sales of securities	1,046	-	1,985	(214)
Loss on impairment of securities	(39)	-	(818)	(2,635)
Less non-credit loss on impairment of securities	21	-	74	-
Total non-interest income	819	1,022	2,756	1,248

Non-interest expense:
Compensation and employee benefits	5,103	5,225	20,557	21,004
Occupancy	924	1,000	4,077	3,760
Equipment and data processing	1,763	1,774	7,258	6,892
Professional services	707	525	2,494	2,552
FDIC insurance	416	215	2,853	456
Advertising and marketing	296	492	997	1,251
Amortization of identified intangible assets	372	438	1,488	1,751
Other	1,143	1,352	5,407	5,249
Total non-interest expense	10,724	11,021	45,131	42,915

Income before income taxes	10,071	6,686	33,148	21,710
Provision for income taxes	4,052	1,901	13,413	8,489
Net income	6,019	4,785	19,735	13,221
Less net income attributable to noncontrolling interest in subsidiary	183	55	535	371
Net income attributable to Brookline Bancorp, Inc.	$5,836	$4,730	$19,200	$12,850

Earnings per common share attributable to Brookline Bancorp, Inc.:
Basic	$0.10	$0.08	$0.33	$0.22
Diluted	0.10	0.08	0.33	0.22

Weighted average common shares outstanding during the period:
Basic	58,540,020	57,695,965	58,370,569	57,607,498
Diluted	58,543,137	57,924,379	58,407,467	57,851,406

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Three months ended
	December 31, 2009			September 30, 2009
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$72,280	$31	0.17%	$93,820	$48	0.20%
Debt securities (2)	278,484	2,147	3.08	283,478	2,534	3.58
Equity securities (2)	37,885	33	0.34	37,877	33	0.34
Mortgage loans (3)	1,245,758	16,751	5.38	1,238,069	16,846	5.44
Home equity loans (3)	50,722	484	3.79	49,292	464	3.73
Commercial loans – Eastern (3)	159,126	3,527	8.87	154,096	3,458	8.98
Other commercial loans (3)	129,803	1,565	4.80	125,094	1,499	4.77
Indirect automobile loans (3)	567,827	9,086	6.35	583,377	9,408	6.40
Other consumer loans (3)	4,036	51	5.05	3,987	47	4.72
Total interest-earning assets	2,545,921	33,675	5.28%	2,569,090	34,337	5.33%
Allowance for loan losses	(29,854)			(29,402)
Non-interest earning assets	114,787			102,554
Total assets	$2,630,854			$2,642,242

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$94,234	$41	0.17%	$92,880	44	0.19%
Savings accounts	96,113	214	0.88	93,456	214	0.91
Money market savings accounts	461,328	1,384	1.19	400,077	1,282	1.27
Certificates of deposit	838,362	4,893	2.32	852,046	5,760	2.68
Total deposits (6)	1,490,037	6,532	1.74	1,438,459	7,300	2.01
Borrowed funds	542,284	4,522	3.26	614,223	5,247	3.34
Total interest-bearing liabilities	2,032,321	11,054	2.16%	2,052,682	12,547	2.43%
Non-interest-bearing demand
checking accounts	82,339			79,067
Other liabilities	24,723			21,889
Total liabilities	2,139,383			2,153,638
Brookline Bancorp, Inc. stockholders’ equity	489,445			486,771
Noncontrolling interest in subsidiary	2,026			1,833
Total liabilities and equity	$2,630,854			$2,642,242
Net interest income (tax equivalent basis)/interest rate spread (4)		22,621	3.12%		21,790	2.90%
Less adjustment of tax exempt income		15			15
Net interest income		$22,606			21,775
Net interest margin (5)			3.55%			3.39%

(1) Tax exempt income on equity securities and municipal obligations is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(5) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

(6) Including non-interest bearing checking accounts, the average interest rate on total deposits was 1.65% in the three months ended December 31, 2009 and 1.91% in the three months ended September 30, 2009.

BROOKLINE BANCORP, INC. AND SUBSIDIARIES Average Yields / Costs

	Twelve months ended December 31,
	2009			2008
	Average balance	Interest (1)	Average yield/ cost	Average balance	Interest (1)	Average yield/ cost
	(Dollars in thousands)
Assets
Interest-earning assets:
Short-term investments	$87,193	328	0.38%	$98,169	$2,556	2.60%
Debt securities (2)	288,265	10,621	3.68	296,334	13,914	4.70
Equity securities (2)	37,617	129	0.34	34,914	1,497	4.29
Mortgage loans (3)(4)	1,225,920	68,906	5.62	1,084,233	64,574	5.96
Home equity loans (3)	47,344	1,762	3.72	37,133	1,838	4.95
Commercial loans – Eastern (3)	153,611	13,814	8.99	143,671	13,747	9.57
Other commercial loans (3)	122,531	5,746	4.69	109,704	6,149	5.60
Indirect automobile loans (3)	587,010	37,611	6.41	612,564	39,443	6.44
Other consumer loans (3)	3,918	207	5.28	3,855	242	6.28
Total interest-earning assets (4)	2,553,409	139,124	5.45%	2,420,577	143,960	5.95%
Allowance for loan losses	(29,116)			(25,554)
Non-interest earning assets	106,844			102,005
Total assets	$2,631,137			$2,497,028

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
NOW accounts	$90,490	168	0.19%	$83,868	$229	0.27%
Savings accounts	91,622	928	1.01	88,105	1,205	1.37
Money market savings accounts	381,746	5,711	1.50	255,468	6,158	2.41
Certificates of deposit	843,174	23,786	2.82	791,889	31,853	4.02
Total deposits excluding brokered deposits (7)	1,407,032	30,593	2.17	1,219,330	39,445	3.24
Brokered certificates of deposit	7,908	424	5.36	40,922	2,208	5.40
Total deposits	1,414,940	31,017	2.19	1,260,252	41,653	3.31
Borrowed funds	626,904	22,739	3.63	641,131	27,277	4.25
Subordinated debt	-	-	-	861	65	7.55
Total interest-bearing liabilities	2,041,844	53,756	2.63%	1,902,244	68,995	3.63%
Non-interest-bearing demand
checking accounts	75,569			66,651
Other liabilities	23,989			24,747
Total liabilities	2,141,402			1,993,642
Brookline Bancorp, Inc. stockholders’ equity	487,884			501,683
Noncontrolling interest in subsidiary	1,851			1,703
Total liabilities and equity	$2,631,137			$2,497,028
Net interest income (tax equivalent
basis)/interest rate spread (4)(5)		85,368	2.82%		74,965	2.32%
Less adjustment of tax exempt income		65			299
Net interest income		85,303			$74,666
Net interest margin (4)(6)			3.34%			3.10%

(1) Tax exempt income on equity securities and municipal obligations is included on a tax equivalent basis.

(2) Average balances include unrealized gains (losses) on securities available for sale. Equity securities include marketable equity securities (preferred and common stocks) and restricted equity securities.

(3) Loans on non-accrual status are included in average balances.

(4) In the 2009 period, interest income includes $1,614 due to the payoff of the ACMC loan. Excluding this income, the yield on mortgage loans and interest-earning assets would be 5.49% and 5.39% respectively. Interest rate spread and net interest margin would be 2.76% and 3.28% respectively.

(5) Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.

(6) Net interest margin represents net interest income (tax equivalent basis) divided by average interest-earning assets.

(7) Including non-interest bearing checking accounts, the average interest rate on total deposits excluding brokered deposits in the twelve month periods ended December 31, 2009 and 2008 were 2.06% and 3.07%, respectively.

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009		2008
Performance Ratios (annualized):
Return on average stockholders’ equity	4.77%	3.85%	3.94%		2.56%
Return on average assets	0.89%	0.73%	0.73%		0.51%
Interest rate spread	3.12%	2.57%	2.82%	(A)	2.32%
Net interest margin	3.55%	3.22%	3.34%	(A)	3.10%
(A)	Excluding interest income of $1,614,000 due to the payoff of a loan on which there was unaccreted discount, interest rate spread and net interest margin would have been 2.76% and 3.28%, respectively.
Dividends paid per share during period	$0.085	$0.085	$0.54	$0.74
	At	At	At
	December 31,	September 30,	December 31,
	2009	2009	2008
	(dollars in thousands except per share data)
Capital Ratio:
Stockholders’ equity to total assets	18.63%	18.47%	18.90%
Tangible stockholders’ equity to total assets	17.16%	17.00%	17.39%

Asset Quality:
Non-accrual loans	$6,233	$7,353	$6,059
Non-performing assets	7,663	9,332	8,195
Restructured loans	3,898	4,166	3,358
Allowance for loan losses	31,083	30,126	28,296
Allowance for loan losses as a percent of total loans	1.44%	1.39%	1.34%
Non-performing assets as a percent of total assets	0.29%	0.35%	0.31%

Per Share Data:
Book value per share	$8.26	$8.26	$8.46
Tangible book value per share	7.47	7.47	7.64
Market value per share	9.91	9.72	10.65

CONTACT:
Brookline Bancorp, Inc.
Paul R. Bechet, 617-278-6405
Chief Financial Officer